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                                                                   Exhibit 21.1

                           COLORADO MEDTECH, INC.

                      Subsidiaries of Colorado MEDtech, Inc.

1.  RELA, Inc., a Colorado corporation.

2.  Novel Biomedical, Inc., a Minnesota corporation.























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